Exhibit 99.1

FOR IMMEDIATE RELEASE: August 12, 2016

Salon Media Group Reports First Quarter Fiscal Year 2017 Results

Revenues Declined 23% despite 8% Increase in Programmatic Advertising

NEW YORK, NY (August 12, 2016). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three months ended June 30, 2016.

Highlights:

●	Net revenue decreased 23% to $1.3 million for the quarter ended June 30, 2016
●	8% increase in programmatic revenues offset by decline in direct advertising sales
●	Peak monthly traffic for the quarter 16.5 million unique visitors in June 2016
●	Refining and expanding our original video product on the Salon.com website

Net revenue from continuing operations for the period was $1.3 million, a decrease of 23% from $1.7 million for the three months ended June 30, 2015. The decrease in revenue was a result of a continued significant industry shift in online advertising from advertising sold by a direct sales team to advertising increasingly being sold through software-based “programmatic” technology. The Company’s advertising sales have made a similar shift, resulting in a 72% decline in direct advertising and an 8% increase in advertising sold through networks that access these programmatic buys compared to the June quarter in 2015. As a result of these shifts, the Company restructured its sales efforts during the quarter to focus primarily on programmatic advertising.

Operating expenses for the three months ended June 30, 2016 declined to $2.1 million compared to $2.3 million for the same period last year. Operating expense included approximately $0.2 million of one-off restructuring expense during the quarter. The Company’s loss from operations for the quarter was $0.8 million, compared to a loss from operations of $0.6 million for the June 2015 quarter.

Unique visitors to Salon.com are an important driver for the Company’s business as achieving scale helps increase the Website’s attractiveness to advertisers. Unique visitors to the Salon.com website during the first quarter fiscal year 2017 decreased 28% compared to the June 2015 quarter, and decreased 14% compared to the prior quarter ended March 31, 2016, according to data compiled by Google Analytics. The decline was due in part to shifts in the social media landscape that downgraded publishers’ content, as well as changes the Company made to its editorial team to better match costs with revenue potential.

The Company has been refining its strategy in producing original video content, to emphasize video displayed on its Website instead of on social media platforms that have barriers to monetization. The Company’s goal continues to be to add high-quality, diversified content to Salon.com, in order to attract premium video advertising.

Social media continues to be a significant focus for the Company. Salon continues to make regular updates to its Website to optimize content to be shared on social media with a special focus on its mobile platforms. In June 2016, Salon had approximately 907,000 Facebook “likes” and 664,000 Twitter followers, an annual increase of 21% and 33% respectively.

The Company continues to see a significant shift to users accessing Salon from mobile devices, with 74% of users visiting the Website from mobile devices in June 2016. Salon continues to have a company-wide focus on its users’ mobile needs, especially quick and easy access to fast-loading content optimized for better readability on smaller screens.

Jordan Hoffner, Chief Executive Officer (CEO) of Salon Media Group who joined the Company during the June 2016 quarter, said, “Salon is a terrific brand with a strong audience and we’re taking steps to realize the value of the company. Our focus remains on leveraging the brand to improve our advertising optimization and create a greater breadth of stories that can be embraced by both users and advertisers. The goal is for Salon to be a significant player in the media landscape.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on June 24, 2016, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 870-7566

SALON MEDIA GROUP, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	June 30,	March 31,
	2016	2016 (1)
	(unaudited)
Assets
Current assets:
Cash	$177	$189
Accounts receivable, net of allowance of $20	927	1,348
Prepaid expenses and other current assets	106	127
Total current assets	1,210	1,664
Property and equipment, net	64	69
Other assets, principally deposits	307	301
Total assets	$1,581	$2,034
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	8,341	7,991
Accounts payable and accrued liabilities	1,224	1,257
Total current liabilities	10,565	10,248

Deferred rent	67	69
Total liabilities	10,632	10,317

Stockholders’ deficit:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding as of June 30, 2016 and March 31, 2016 (liquidation value of $2,581 as of June 30, 2016)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding as of June 30, 2016 and March 31, 2016	76	76
Additional paid-in capital	116,272	116,192
Accumulated deficit	(125,399)	(124,551)
Total stockholders' deficit	(9,051)	(8,283)
Total liabilities and stockholders' deficit	$1,581	$2,034

(1)  Derived from the Company’s audited financial statements.

SALON MEDIA GROUP, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30,
	2016	2015

Net revenues	$1,296	$1,694

Operating expenses:
Production and content	1,021	976
Sales and marketing	293	446
Technology	331	366
General and administrative	489	540
Total operating expenses	2,134	2,328

Loss from operations	(838)	(634)
Interest expense, net	(11)	(10)
Net loss	$(849)	$(644)

Basic and diluted net loss per share	$(0.01)	$(0.01)

Weighted-average shares of Common Stock used in computing basic and diluted net loss per share	76,245	76,245